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CDNX - DRS

   OTC BB - DRKRF

February 13, 2003

           Form 20-F File No.: 0-30072

SHARES FOR DEBT SETTLEMENT FINALIZED

(Vancouver, B.C., February 13, 2003) – Derek Resources Corporation announces that the TSX Venture Exchange has accepted for filing the Company’s proposal to issue 14,745,536 shares to settle outstanding debt.

The Company further announces that all of the shares required to be issued pursuant to this shares for debt settlement have been issued and consequently the debt has been extinguished.

The shares issued to settle outstanding debt are subject to a hold period expiring at midnight, June 6, 2003.

  DEREK RESOURCES CORPORATION

                  “Barry C.J. Ehrl”                                                    “Edward Byrd”

Barry C.J. Ehrl, Director

Edward Byrd, Director

For further information please contact Investor Relations 1-888-756-0066 or (604) 331-1757

www.derekresources.com

Corporate e-mail:  info@derekresources.com

The Canadian Venture Exchange has neither approved nor disapproved the information contained herein

Cautionary Note to U.S. Investors:  Investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-30072, available from us at Suite 1550, 355 Burrard Street, Vancouver, British Columbia, Canada, V6C 2G8.  You can also obtain this Form 20-F from the SEC by calling 1-800-732-0330 or you may find it online at www.sec.gov or at www.sedar.com where it is filed as the Company’s Annual Information Form.

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